  EXHIBIT 99.1

Leafbuyer Technologies, Inc. Expands Board of Directors as Growth Continues

Addition bolters experience in areas of finance and corporate acquisitions

October 18, 2018 08:00 AM Eastern Daylight Time

DENVER--(BUSINESS WIRE)--Leafbuyer Technologies, Inc. (“Leafbuyer” or the “Company”) (OTCQB:LBUY) announced today two new additions to the Board of. Director Jeff Rudolph and Director Kristin Baca join CEO and Board Chairman Kurt Rossner, COO and Director Mark Breen, and CTO and Director Michael Goerner on the Board.

“We’re excited to welcome these two accomplished professionals to Leafbuyer,” said Rossner. “Their experience in corporate management and oversight will provide guidance, leadership, and expertise as Leafbuyer continues to develop breakthrough offerings in new markets.”

Based out of Colorado, Rudolph currently works for the CFO Advisory Group as the Founder and Partner. Rudolph has a Master’s of Business Administration from the University of Denver and a Bachelor of Arts degree in Accounting from Wittenberg University. Over the years, he has been an integral part of the executive management group for a variety of financial services-related companies and has also served as President and CEO of American Civil Contractors Holdings, Inc.

Also based in Colorado, Baca is currently Senior Vice President of Strategy and Global Operations at Xerox/Conduent. There, she partners with various lines of business to assist globally in the areas of strategy, acquisition, integrations, assessment, development, engagement, and transition. Baca also served as COO for HealthPlan Services, Inc. She earned a Bachelor's degree in Finance from the University of Colorado and a Master’s of Business Administration in Finance from Regis University.

About Leafbuyer Technologies, Inc.

Leafbuyer.com is one of the most comprehensive online sources for cannabis deals and information. Leafbuyer works alongside businesses to showcase their unique products and build a network of loyal patrons. Leafbuyer's national network of cannabis deals and information reaches millions of consumers every month. Leafbuyer is the official cannabis deals platform of Dope Media, LA Weekly, and Voice Media Group.

Learn more at Leafbuyer.com.

Contacts

Leafbuyer Technologies, Inc.

Andre Leonard, +720-432-5593

andre@leafbuyer.com